News Release

Patrick Industries, Inc. Reports Second Quarter 2021 Financial Results
Second Quarter 2021 Highlights (compared to Second Quarter 2020 unless otherwise noted)
•Net sales of $1.02 billion, driven by continued growth in leisure lifestyle and housing
•Operating income of $95.3 million
•Operating margin of 9.3%
•Net income of $59.0 million
•Diluted earnings per share of $2.52
•Operating cash flows of $28.4 million
•Acquisitions of SeaDek and Alpha Systems
•$350 million notes offering due 2029 and credit facility expansion and extension

ELKHART, IN - July 29, 2021 - Patrick Industries, Inc. (NASDAQ: PATK), a leading component solutions provider for the RV, marine, manufactured housing ("MH") and industrial markets today reported financial results for the second quarter ended June 27, 2021.

Net sales in the second quarter of 2021 increased $596.0 million, or 141%, to $1.02 billion from $424.0 million in the second quarter of 2020. The increase reflects continued strong performance in RV and marine as well as MH and industrial end markets. Second quarter 2020 net sales reflect the impact of COVID-19 related production shutdowns.

Operating income of $95.3 million increased $83.2 million, from $12.1 million in the second quarter of 2020. Operating margin of 9.3% in the second quarter of 2021 increased 640 basis points compared to 2.9% in the same period a year ago. Second quarter 2020 operating income and operating margin reflect the impact of COVID-19 related production shutdowns.

Net income was $59.0 million compared to $0.7 million in the second quarter of 2020. Diluted earnings per share was $2.52 for the second quarter of 2021 compared to $0.03 for the second quarter of 2020.

"Strong trends in both retail and wholesale market conditions in all four of our primary markets contributed to our growth in the second quarter of 2021 over last year and sequentially compared to the first quarter of 2021 as leisure outdoor activities and housing and home improvement activities continued to improve," said Andy Nemeth, Chief Executive Officer. "Our team members across our platform have executed in incredibly dynamic market conditions, allowing us to maximize the capabilities of our manufacturing and distribution footprint and leverage our fixed cost structure. Additionally, we continued the strategic expansion of our product portfolio in the quarter through our acquisition of Alpha Systems with its suite of RV, marine, and MH solutions and the further extension of our growing marine footprint through our acquisition of SeaDek and its industry-leading branded solutions and products."

Jeff Rodino, President, said, “The imbalance of low dealer inventory levels in each of our end markets against strong retail demand has further pushed out the start of the channel restocking cycle. We continue to focus on meeting the needs of our customers and aligning our culture for the long-term as we evaluate the many opportunities in front of us to further drive growth and value both strategically and organically. Industry-wide material supply chain challenges have continued, and we have been impressed by the creativity, flexibility, and innovative thought process of our customers and team members as they continue to work in partnership to address these challenges."

Second Quarter 2021 Revenue by Market Sector (compared to Second Quarter 2020 unless otherwise noted)
RV (58% of Revenue)
•Revenue of $595.4 million increased 192% while wholesale RV industry unit shipments increased 101%
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 15% to $3,543

Marine (16% of Revenue)
•Revenue of $166.5 million increased 182% while estimated wholesale powerboat industry unit shipments increased 26%
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 60% to $2,841

MH (14% of Revenue)
•Revenue of $139.1 million increased 54% while estimated wholesale MH industry unit shipments increased 30%
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 7% to $4,806

Industrial (12% of Revenue)
•Revenue of $119.0 million increased 69% while housing starts increased 43%

"As we continue to capitalize on the strengths of our leisure lifestyle and housing and industrial markets, we have also been reinvesting in our infrastructure, including software, automation, innovation, human capital, and expansion initiatives to position Patrick and our culture for the long term in anticipation of continued expected strong future demand,” said Mr. Nemeth.

Balance Sheet, Cash Flow and Capital Allocation

Operating cash flow for the second quarter of 2021 was $28.4 million, compared to $26.2 million in the second quarter of 2020, reflecting our strong operating performance as well as continued strategic and proactive investment in inventory and the growth of accounts receivable in line with growth in revenue. Business acquisitions in the second quarter of 2021 totaled $238.9 million, including the previously announced acquisitions of Hyperform Inc., which operates under the SeaDek brand name in the marine OEM market and aftermarket, and Alpha Systems, a leading manufacturer for the RV, marine, and MH markets. Capital expenditures in the second quarter of 2021 totaled $12.1 million, compared to $3.7 million in the second quarter of 2020, as initiatives to automate and increase production capacity continue.
In alignment with our capital allocation strategy, we returned $28.2 million to shareholders in the second quarter of 2021, including $21.6 million through the opportunistic repurchase of 260,000 shares and $6.6 million of dividends.
Our net debt at the end of the quarter was approximately $1.05 billion, resulting in a net leverage ratio of 2.3x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $468 million. During the quarter we issued $350 million of 4.75% senior notes due 2029, increased the capacity of our senior secured credit facility to $700 million and extended the maturity of the credit facility to April 2026.

Business Outlook and Summary
"Historically lean dealer inventories, strong retail demand, and substantial OEM and builder backlogs continue to position our end markets for growth into the second half of 2021 and through 2022," said Mr. Nemeth. "Our proactive investments in systems, infrastructure, and our people, in combination with our liquidity and disciplined capital allocation strategy, are expected to continue to enhance and reinforce our solid operating model and foundation."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its second quarter 2021 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, July 29, 2021 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “Investor Relations - Presentations.”
About Patrick Industries, Inc.
Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 10,000 employees and 160 businesses across the United States.
Use of Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

NET SALES	$1,019,953	$424,045	$1,870,436	$1,013,277
Cost of goods sold	815,476	350,324	1,504,427	830,075
GROSS PROFIT	204,477	73,721	366,009	183,202

Operating Expenses:
Warehouse and delivery	34,815	20,209	64,728	44,941
Selling, general and administrative	60,365	31,628	111,597	67,497
Amortization of intangible assets	14,031	9,778	25,937	19,379
Total operating expenses	109,211	61,615	202,262	131,817

OPERATING INCOME	95,266	12,106	163,747	51,385
Interest expense, net	14,580	10,821	25,759	21,313
Income before income taxes	80,686	1,285	137,988	30,072
Income taxes	21,701	571	31,490	8,171
NET INCOME	$58,985	$714	$106,498	$21,901

BASIC NET INCOME PER COMMON SHARE	$2.57	$0.03	$4.66	$0.96
DILUTED NET INCOME PER COMMON SHARE	$2.52	$0.03	$4.56	$0.95

Weighted average shares outstanding - Basic	22,948	22,667	22,844	22,840
Weighted average shares outstanding - Diluted	23,435	22,932	23,360	23,098

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	June 27, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$58,402	$44,767
Trade receivables, net	264,296	132,505
Inventories	406,235	312,809
Prepaid expenses and other	34,691	37,982
Total current assets	763,624	528,063
Property, plant and equipment, net	298,022	251,493
Operating lease right-of-use assets	139,576	117,816
Goodwill and intangible assets, net	1,016,825	852,076
Other non-current assets	6,660	3,987
TOTAL ASSETS	$2,224,707	$1,753,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	35,951	30,901
Accounts payable	164,646	105,786
Accrued liabilities	120,695	83,202
Total current liabilities	328,792	227,389
Long-term debt, less current maturities, net	1,076,950	810,907
Long-term operating lease liabilities	105,318	88,175
Deferred tax liabilities, net	48,734	39,516
Other long-term liabilities	21,642	28,007
TOTAL LIABILITIES	1,581,436	1,193,994

SHAREHOLDERS’ EQUITY
Common stock	191,131	180,892
Additional paid-in-capital	24,387	24,387
Accumulated other comprehensive loss	(4,129)	(6,052)
Treasury stock	(21,550)	—
Retained earnings	453,432	360,214
TOTAL SHAREHOLDERS’ EQUITY	643,271	559,441
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,224,707	$1,753,435

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
(thousands)	June 27,	June 28,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$106,498	$21,901
Depreciation and amortization	48,715	34,689
Stock-based compensation expense	10,336	6,347
Amortization of convertible notes debt discount	3,643	3,505
Other adjustments to reconcile net income to net cash provided by operating activities	10,426	(4,330)
Change in operating assets and liabilities, net of acquisitions of businesses	(100,873)	(22,740)
Net cash provided by operating activities	78,745	39,372
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(26,345)	(11,305)
Business acquisitions and other investing activities	(254,548)	(23,712)
Net cash used in investing activities	(280,893)	(35,017)
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	215,783	(32,683)
Increase (decrease) in cash and cash equivalents	13,635	(28,328)
Cash and cash equivalents at beginning of year	44,767	139,390
Cash and cash equivalents at end of period	$58,402	$111,062